EX-28.h.1.d

AMENDMENT NUMBER 1 TO THE

TRANSFER AGENCY AND SERVICES AGREEMENT

BY AND BETWEEN

DFA INVESTMENT DIMENSIONS GROUP INC. AND

STATE STREET BANK AND TRUST COMPANY

This Amendment Number 1 to the Transfer Agency and Services Agreement (the “Amendment”) is made as of [                    ], 2013 by and between DFA INVESTMENT DIMENSIONS GROUP INC. (the “Fund”), and STATE STREET BANK AND TRUST COMPANY (the “Transfer Agent”).

WHEREAS, Fund and the Transfer Agent entered into a Transfer Agency and Services Agreement made as of October 3, 2012 and effective as of [April 1, 2013] (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Transfer Agent and the Fund desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment

(a)	Section 1.2 of the Agreement is hereby amended by adding the following new sub-section (i):

“FAN Services. In order to assist the Fund with its desire to utilize FAN Services to provide web-based access to account information and certain on-line transaction request capabilities, the Transfer Agent has entered into a Master Agreement with DST Systems, Inc. If the Fund elects to use the FAN Services, the Fund will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)—FAN Services”) and the applicable fees and expenses related thereto. Schedule 1.2(f) may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.”

(b)	The Agreement is further amended by adding Schedule 1.2(i) - FAN Services as set forth in Appendix A hereto.

2.	Miscellaneous

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	The Fund hereby confirms that Schedule A to the Agreement is true, correct and complete in all respects as of the date hereof.

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(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

DFA INVESTMENT DIMENSIONS GROUP INC.

By:
Name:
Title:

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Appendix A

SCHEDULE NUMBER 1.2(i) - FAN SERVICES

TO

THE TRANSFER AGENCY AND SERVICE AGREEMENT

BY AND BETWEEN

DFA INVESTMENT DIMENSIONS GROUP INC.

AND STATE STREET BANK AND TRUST COMPANY (THE “TRANSFER AGENCY AGREEMENT”)

THIS SCHEDULE is made effective as of [                    ], 2013 by and between STATE STREET BANK AND TRUST COMPANY (the “State Street”) and DFA INVESTMENT DIMENSIONS GROUP INC. (the “Client”) and, solely with respect to the DST FAN Services, acknowledged and agreed to by DST Systems, Inc. (“DST”). State Street and the Client are together referred to herein as the “Parties” and individually as the “Party”.

WHEREAS, State Street has entered into a Master Agreement for DST FAN Services—Mutual Funds (the “Master Agreement”) with DST, and Client has acknowledged and agreed to such Master Agreement, under which the Client desires to utilize DST FAN Services to provide access to account information and certain on-line transaction request capabilities in accordance with the terms of this Schedule.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

All capitalized terms used in this Schedule but not defined herein shall have the meaning ascribed to them in the Master Agreement or, if not defined in the Master Agreement, the meaning ascribed to them in the Service Exhibits to the Master Agreement.

•	Client acknowledges and agrees that Client will receive the FAN Services described herein from DST, and not State Street, and Client agrees to its obligations as described under this Schedule. In the case of any unintentional inconsistency between terms of this Schedule and the terms of the Master Agreement, State Street and Client shall negotiate in good faith to resolve such conflict.

ARTICLE I

DEFINITIONS

Except as may be modified in a Service Exhibit (as attached), the following definitions shall apply to this Schedule. Additional terms may be defined in the Master Agreement, this Schedule, or in the exhibits that describe the FAN Services to be provided by DST for Client. If there is any unintentional conflict between a definition in this Schedule and related Service Exhibit as compared to the Master Agreement and its related Service Exhibit, State Street and Client shall negotiate in good faith to resolve such conflict.

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•	“Client-Controlled Content Areas” shall mean those DST-designated areas within DST-designated screens of the DST Web Site where Client may optionally publish marketing or other types of Client-specific content. Client makes content updates and changes directly to those areas in the DST Web Site through a secured Application Programming Interface (API) or through a password protected DST-provided update facility made available by DST only to Client.

•	“DST Web Site” shall mean the collection of electronic documents or pages residing on DST’s computer system, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by DST may be viewed by Users who access such site.

•	“FAN” shall mean the DST Financial Access Network, a DST computer and software system that provides an interface between the Internet and public data network service providers and the transfer agency systems of Funds for the purposes of communicating Fund data and information and Transaction requests.

•	“FAN Options” shall mean the series of edits and instructions provided by Client to DST in writing, through which Client specifies its instructions for Transactions available through the various FAN Services, e.g., minimum and maximum purchase, redemption and exchange amounts.

•	“FAN Services” shall mean the services provided by DST utilizing FAN®, the DST Web Site, the Internet, and other software, equipment and systems provided by DST and telecommunications carriers and firewall providers, whereby Transactions may be requested in each Fund by Users accessing the DST Web Site via the Internet.

•	“Fund(s)” shall mean, solely for purposes of this Schedule and the attached Service Exhibits, as defined below, the portfolios or series of the Client for which State Street provides various services and which Client designates for participation in FAN Services from time to time by written notice to DST.

•	“Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

•	“Security Procedures” shall mean the procedures, including the use of encryption technology, implemented for purposes of protecting the integrity, confidentiality or secrecy of, use of and access to, and protecting against the unauthorized interception of or corruption of any data or information transmitted via FAN Services.

•	“Service Exhibit” shall mean the service exhibits attached hereto which outline the particular FAN Services to be provided by DST to Client.

•	“Transactions” shall mean account inquiries, [purchases, redemptions, exchanges,] maintenance and other transactions offered through FAN Services as specified in each Service Exhibit.

•	“User(s)” shall mean record owners or authorized agents of record owners of shares of a Fund, including brokers, investment advisors and other financial intermediaries or the other Persons authorized to access a particular FAN Service pursuant to the terms of a Service Exhibit.

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ARTICLE II

USE OF FAN SERVICES BY CLIENT

Section 2.1 Selection of FAN Services. DST will perform, and Client has selected, the FAN Services described on the Service Exhibits attached to this Schedule. New Service Exhibits describing additional FAN Services may be added to this Schedule from time to time by mutual written agreement of DST and Client, and such additional FAN Services shall be subject to the terms of this Schedule.

Section 2.2 DST Responsibilities. During the Term and subject to the provisions of this Schedule, DST shall, at its expense (unless otherwise provided for herein) perform the FAN Services as described in each Service Exhibit, including provision of all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate and maintain FAN and the DST Web Site.

Section 2.3 Client Responsibilities. During the Term and subject to the provisions of this Schedule, Client shall at its expense (unless otherwise provided for herein) fulfill, or cause to be fulfilled by the Funds or otherwise, the Client obligations, if any, set forth in each Service Exhibit to this Schedule. Client hereby represents, warrants and covenants that the execution and delivery of this Schedule by Client and the performance of Client’s obligations under this Schedule have been duly authorized by all necessary action on the part of Client. Client must comply with the provisions of this Schedule. Client agrees that DST may seek relief from Client for any infringement of this Schedule such as, but not limited to, a material violation, breach, act of negligence or gross negligence, willful misconduct, misfeasance or malfeasance committed by Client or its officers, agents and assigns, in connection with Client’s obligations and responsibilities under this Schedule.

Section 2.4 Change in Designated Funds. Upon thirty (30) days prior notice to DST, Client may change the Funds designated to participate in FAN Services by delivering to DST, in writing, a revised list of participating Funds.

Section 2.5 FAN Options. Client is responsible for establishing implementation procedures and options applicable for each FAN Service it has selected, as specified in the applicable Service Exhibit.

Section 2.6 Scope of DST Obligations. DST shall act in good faith and without negligence or willful misconduct and shall at all times use reasonable commercial efforts in performing FAN Services under this Schedule. In the absence of breach of its duties under this Schedule and in the absence of DST’s negligence, willful misconduct or bad faith, DST shall not be liable for any loss or damage suffered in connection with the use of FAN Services. With respect to those actions or services delineated in FAN Options and all other instructions given to DST by Client, DST shall be presumed to have fulfilled its obligations if (a) it has acted in accordance with the FAN Options and other instructions provided by Client and (b) it has acted without negligence, willful misconduct, or bad faith. DST represents that the Security Procedures

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described in the Securities Procedures attachment to each of the Service Exhibits to this Agreement are appropriate for its business as a leading provider of transfer agency, shareholder record keeping and related services to investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”). With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which DST has implemented or omitted, DST shall be presumed to have fulfilled its obligations if it has operated under the standard of care described in this Section and followed, in all material respects, at least those Security Procedures described in the Security Procedures attachment to each Service Exhibit to this Schedule. DST may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will not diminish the security of the applicable service. Client acknowledges that to the extent Client uses any FAN Service to satisfy any regulatory requirements or compliance with any laws, it does so based on its own determination of the suitability of such FAN Service(s) and has not relied on any representations or warranties of DST. Client acknowledges that Client is responsible for compliance with applicable laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body in connection with its activities as a registered investment company under the 1940 Act. Client acknowledges and agrees that its Users are responsible for verifying the accuracy and receipt of all data or information transmitted via FAN Services. Client is responsible for advising its Users of their responsibility for promptly notifying the Fund’s transfer agent of any errors or inaccuracies relating to shareholder data or information transmitted via FAN Services.

ARTICLE III

FEES

Section 3.1 Fees for FAN Services. As consideration for the performance by DST of the FAN Services, Client will pay the fees relating to each such service under this Schedule as set forth in each Service Exhibit. DST will deliver a monthly billing report to State Street including a report of Transactions, by type, processed through FAN Services.

Section 3.2 Invoicing; Fee Increases. After the initial one (1) year term, DST may change any of the fees and charges provided for in this Article HI upon sixty (60) days written notice to Client. All fees and charges shall be [billed and itemized under “Out of Pocket Expenses” in the bill for Transfer Agency Services from State Street, or its sub-contractor, Boston Financial Data Services, Inc., monthly and paid by Client within [thirty (30)] days of receipt.] Amounts billed by not paid on a timely basis and not being disputed by the Client in good faith shall accrue late fee charges equal to the lesser of one and one-half percent (1 1/2%) per month or the maximum rate of interest permitted by law, whichever is less, until paid in full. Client acknowledges that State Street is not responsible for the payment of any amount billed.

ARTICLE IV

PROPRIETARY RIGHTS

Client acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, templates, screen and file formats, interface formats or protocols, and development tools and instructions, trade secrets, proprietary information or distribution and communication networks of DST. Any software, interfaces, interface formats or protocols

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developed by DST shall not be used by Client for any purposes other than utilizing FAN Services pursuant to this Schedule or to connect Client to any transfer agency system or any other Person without DST’s prior written approval. Client also agrees not to take any action which would mask, delete or otherwise alter any DST on-screen disclaimers (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by DST from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. Unless terminated earlier as provided in this Article V, this Schedule shall be effective as of the date first written above and shall continue in force and effect until the expiration or termination of the last Service Exhibit between DST and Client then in effect (the “Term”).

Section 5.2 Termination. Throughout the Term, either Party shall have the right to terminate this Schedule on written notice to the other Party of the other Party’s material breach of this Schedule and such Party’s failure to cure such breach within thirty (30) days. Client shall have the right, upon sixty (60) days’ prior notice to DST, to terminate this Agreement or any Service Exhibit(s) then in effect, in the event Client does not accept a change in fees or charges it receives notice of from DST pursuant to Section 3.2 of this Schedule. Additionally, this Schedule will terminate automatically upon the termination of the Transfer Agency Agreement.

Section 5.3 Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the Confidential Information or proprietary materials of the other in their possession.

ARTICLE VI

INDEMNIFICATION; LIABILITY LIMITATIONS

Section 6.1 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS SCHEDULE, THE FAN SERVICES AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS SCHEDULE AND ITS EXHIBITS ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND DST HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY DST HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 6.2 Limitation of Liability. Other than damages from a Party’s fraud, no Party or DST, shall be liable for any special, indirect, or consequential damages under any provision of this Schedule, or consequential damages arising out of any action or failure to act hereunder. Without limiting any of the foregoing terms of this Section, State Street’s liability in connection with the performance of FAN Services under the terms of this Schedule, or under any theory of

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law, tort or otherwise, shall not exceed (i) as to any single claim an amount exceeding the aggregate fees received from Client with respect to this Schedule pursuant to Article III during the six (6) months immediately preceding the act or occurrence from which the claim arises, and (ii) as to all claims, an amount exceeding two (2) times the aggregate fees received from Client with respect to this Schedule pursuant to Article HI during the most recent twelve (12) month Term of the Service Exhibit relating to the FAN Service with respect to which the claim arises.

Section 6.3 Indemnity by Client. Client hereby indemnifies and holds State Street harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys’ fees, arising in connection with the use of, or inability to use, the FAN Services by any User, except to the extent such liabilities result directly from the failure by State Street to perform its obligations under this Schedule or such claims, demands, costs, expenses and other liabilities are the result of State Street’s negligence, willful misconduct or bad faith.

Section 6.4 Indemnity by DST.

(a) Subject to the dollar cap on damages set forth in Section 6.2, DST hereby indemnifies and holds Client harmless from, and shall defend it against any and all third party claims, demands, costs, expenses and other liabilities, including reasonable attorneys’ fees, arising from or in connection with DST’s breach of its obligations under this Schedule and related Service Exhibit, except to the extent such liabilities result from the failure by Client to perform its obligations under this Schedule or such claims, demands, costs, expenses and other liabilities are the result of Client’s negligence, willful misconduct or bad faith.

(b) DST shall indemnify, defend and hold Client harmless from all costs and damages, including reasonable attorney’s fees, which Client is required to pay to any third party as a result of a claim against Client in which it is alleged that DST’s FAN Services used by Client infringes any patent, trademark or copyright of such third party (an “Infringement Claim”); provided that (i) the FAN Services are not used by Client in conjunction with any other product or service not provided by DST in a manner that causes the FAN Services (or any portion thereof) to infringe, (ii) Client uses the FAN Services only in accordance with the terms of this Schedule and (iii) the defense and settlement of such suit or proceeding is controlled by DST. DST’s indemnity obligations under this Subsection 6.4(b) shall not exceed, as to any and all claims, an amount exceeding the aggregate fees received by DST pursuant to Article HI during the most recent twenty-four (24) months of all FAN Services. In the event the FAN Services (or one or more functions thereof) become the subject of an infringement claim, then DST shall be entitled at any time, at its discretion, to discharge its obligations by (a) procuring for Client a license or other right to continue using the FAN Services or the infringing portion thereof, or (b) modifying or replacing the FAN Services or the infringing part thereof, provided all material functionality is retained. If DST is not able to accomplish alternatives (a) or (b) above after having exercised reasonable commercial efforts, then either DST or Client may terminate Client’s right to use the FAN Services upon 10 days written notice to the other Party. This Subsection 6.4(b) states DST’s sole liability and sole obligations with respect to any Infringement Claim.

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ARTICLE VII

CONFIDENTIALITY

Section 7.1 DST Confidential Information. Client acknowledges and agrees that the terms and conditions of this Schedule, FAN (including by way of example and without limitation all Security Procedures, processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of DST (the “DST Confidential Information”) is confidential and proprietary to DST. Client further agrees to use the DST Confidential Information only as permitted by this Schedule, to maintain the confidentiality of the DST Confidential Information and not to disclose the DST Confidential Information, or any part thereof, to any other person, firm or corporation. Client acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. Client consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, Client’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.2 Client Confidential Information. DST acknowledges and agrees that the terms and conditions of this Schedule, any information obtained by DST concerning the software and software applications (including by way of example and without limitation all data in the Files and algorithms, designs, techniques, code, screen and data formats and structures contained or included therein), equipment configurations, personal information regarding the customers and consumers of Client and business of Client (the “Client Confidential Information”) is confidential and proprietary to Client. DST hereby agrees to use the Client Confidential Information only as permitted by this Schedule, to maintain the confidentiality of the Client Confidential Information and not to disclose the Client Confidential Information, or any part thereof, to any other person, firm or corporation. DST acknowledges that disclosure of the Client Confidential Information may give rise to an irreparable injury to Client inadequately compensable in damages. Accordingly, Client may seek injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, notwithstanding the provisions of Article VI of this Schedule. DST consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, DST’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.3 Consumer Privacy. Client and DST shall comply with all applicable laws, rules and regulations relating to privacy, confidentiality, security, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder and the Massachusetts Standards for the Protection of Personal Information 201 CMR 17.00, et. seq.

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Section 7.4 Limitations. The provisions of this Article VII shall not apply to any information if and to the extent it was (i) independently developed by the Client or DST (each a “Receiving Party”) as evidenced by documentation in such Receiving Party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Schedule by the Receiving Party or (iv) known to the Receiving Party free of restriction at the time of such disclosure. The Receiving Parties agree that immediately upon termination of this Schedule, without regard to the reason for such termination, the Receiving Parties shall forthwith return to one another all written materials and computer software which are the property of the other Receiving Party.

ARTICLE VIII

FORCE MAJEURE

Client acknowledges that the Internet is not a secure organized or reliable environment, and that the ability of DST to deliver FAN Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. DST shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, terrorist acts, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services (including wireless), firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Schedule.

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IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first hereinabove indicated.

CLIENT	STATE STREET BANK AND TRUST COMPANY

By:	By:
Name:	Name:
Title:	Title:
Address:

Tel:	Tel:
FAX:	FAX:

with a copy to:

Address:

FAX:
Attention:

ACKNOWLEDGED AND AGREED:

DST SYSTEMS, INC.

By:
Name:
Title:
Address:

Tel:
FAX:

with a copy to:

DST Systems, Inc.

333 W. 11th Street

Kansas City, Missouri 64105-1594

Fax: (816) 435-8630

Attention: General Counsel